For Immediate Release

GuruNet Announces First Quarter 2005 Financial Results

GuruNet to Hold Investor Conference Call Today, May 10, 2005 at 1:00 PM EDT

New York, NY, May 10, 2005 -- GuruNet Corporation (AMEX: GRU), a leading reference search engine, today announced its financial results for the first quarter of 2005, the first quarter since the Company changed its business model and released Answers.com, on January 3, 2005. The Company, through its Answers.com site, generates fees primarily from ads placed alongside its topic entries. Prior to the launch of Answers.com, the Company’s primary means of generating revenue was from the subscription fees it charged for the use of its GuruNet premium product.

“We’re pleased with our progress this year putting our company and flagship product, Answers.com, on the map,” said Bob Rosenschein, GuruNet’s founder and CEO. “We started by building up end-user traffic. In March, we implemented Google AdSense, and have begun to see ad revenues from these ads.”

Revenues for the first quarter of 2005 were $175,633, compared to $19,631, for the same period in 2004, and compared to $76,245, in the fourth quarter of 2004. The net loss in the first quarter of 2005 was $1,504,924, compared to a net loss of $1,692,712, for the same period in 2004, and compared to a net loss in the fourth quarter of 2004 of $855,131. Net cash used in operations in the first quarter of 2005, and for the same period in 2004, was $964,401 and $806,551, respectively. The primary reasons for the difference between the net loss and the net cash used in operations in the first quarter of 2005 is that $386,000 of operating expenses were the result of a non-cash charge for stock-based compensation expense, and various changes in our operating assets and liabilities.

Revenues in the first quarter of 2005 resulted from advertising revenues of approximately $107,000, recognition of subscription license revenue (from subscriptions initiated prior to 2005) of approximately $50,000, revenue from partners with whom we market co-branded products of approximately $14,000 and other revenue of $5,000. Prior to January 3, 2005, our primary source of revenue was selling subscriptions to the GuruNet product, the forerunner to Answers.com. “The launch of Answers.com, from a revenue perspective, was a multi-tiered process,” said Steven Steinberg, GuruNet’s CFO. “From launch date until the middle of January, we ran public service announcements on Answers.com and did not display any paid advertising. In the middle of January we began using and testing various advertising network providers. We reached an important milestone on February 28, 2005, when we began using Google's contextual AdSense advertising on our Answers.com information pages, as well as integrating Google search, with paid search advertising, into Answers.com. As a result of the multi-tiered launch, our January and February 2005 advertising revenue was approximately $16,000, while March 2005 advertising revenue was approximately $91,000.”

In the first quarter of 2005, the Company also increased its liquidity and capital resources by entering into an agreement with certain holders of warrants that were issued by the Company in 2004, in connection with a bridge financing, pursuant to which such holders exercised an aggregate of 1,871,783 Bridge Warrants. As a result, the Company raised approximately $12,225,000, net of costs relating to the exercise. Further, the Company raised additional amounts, in excess of $1 million, from other exercises of options and warrants during the quarter.

GuruNet will host a conference call today, Tuesday, May 10th, 2005, at 1:00 PM EDT, to discuss the results of its first quarter ended March 31, 2005, as well as to provide insight into Q2 trends to date, elaborate on recent events/announcements and company progress and highlight next steps. Bob Rosenschein and Steven Steinberg, will be making the presentation, which will be followed by a question and answer session. Investors will have the opportunity to listen to the conference call and the replay over the Internet through GuruNet's Website, within its Investor Relations page at http://www.gurunet.com/ir. To listen to the live call via webcast, please go to our Website at least 10 minutes early to connect and register. To dial in to listen and/or submit a question, please dial 800-938-0653 and request the GuruNet call. For those unable to listen to the live broadcast, a replay will be available on the site shortly after the call, and will remain available on the site for a period of three weeks following the call.

About GuruNet

GuruNet Corporation (AMEX: GRU) operates Answers.com, a leading reference engine, www.answers.com. Founded in 1999 by Bob Rosenschein, GuruNet Corporation (www.gurunet.com) provides patented technology and software tools to access concise information on demand. For additional information, visit www.gurunet.com.

Cautionary Statement

Some of the statements included in this press release are forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Important factors may cause our actual results to differ materially, including our inability to increase the number of persons who use our products and the number of partners who will generate increase traffic to our sites, and other risk factors identified from time to time in our SEC reports, including, but not limited to, our registration statement on Form SB-2 filed in April 2005. Any forward-looking statements set forth in this news release speak only as of the date of this news release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at www.gurunet.com. The information in GuruNet’s website is not incorporated by reference into this press release and is included as an inactive textual reference only.

(Tables to follow)

Press Contact:
Jay Bailey
Director, Communications
GuruNet Corporation
866-576-0352
ir@gurunet.com

Selected Consolidated Financial Data (Unaudited)

Statements of Operations:

Three months ended March 31
2005	2004
$, Except share data	$, Except share data
(Unaudited)	(Unaudited)

Revenue	175,633	19,631
Cost of revenues	208,543	156,527

Gross margin	(32,910)	(136,896)

Operating expenses
Research and development	330,469	263,788
Sales and marketing (1)	361,460	318,929
General and administrative (2)	851,615	212,407

Total operating expenses	1,543,544	795,124

Operating loss	(1,576,454)	(932,020)

Interest income (expense), net	85,907	(737,034)
Other income (expense), net	282	4,322

Loss before income taxes	(1,490,265)	(1,664,732)

Income taxes	(14,659)	(27,980)

Net loss	(1,504,924)	(1,692,712)

Basic and diluted net loss per common share	(0.25)	(1.33)

Weighted average shares used in computing basic and diluted net loss per common share	6,043,796	1,271,075

(1) Includes $107,255 and $5,236 of stock based compensation in 2005 and 2004, respectively

(2) Includes $277,366 and $11,522 of stock based compensation in 2005 and 2004, respectively

Balance Sheets:

The following table summarizes our balance sheet data:

	March 31, 2005	December 31, 2004
	(Unaudited)	(Audited)
Cash and Investments	$19,900,760	$7,415,415
Working capital	$19,538,974	$6,688,721
Total assets	$21,947,010	$8,907,183
Long-term liabilities	$1,103,694	$1,078,548
Total stockholders’ equity	$19,689,771	$6,824,122